Exhibit 99.1

FOR IMMEDIATE RELEASE

HUDSON TECHNOLOGIES SECOND QUARTER 2008 REVENUES INCREASE 16% TO $13 MILLION; EARNINGS PER SHARE INCREASE TO $0.16

PEARL RIVER, NY - AUGUST 6, 2008 - Hudson Technologies, Inc. (NASDAQ: HDSN), a leading distributor and reclaimer of refrigerants as well as a provider of proprietary on-site decontamination services for large comfort and process cooling systems, announced results for the second quarter and six months ended June 30, 2008.

The Company reported revenues of $13,089,000 for the second quarter of 2008, an increase of 16% from $11,307,000 reported in the same quarter last year. Gross profit margins also increased to 39% in the second quarter of 2008, as compared to 26% in the second quarter of 2007. Net income rose to $2,999,000 in the second quarter of 2008, or $0.16 per basic common share, compared to a loss of $1,615,000, or $0.06 per basic common share for the same period of 2007.

For the six months ended June 30, 2008 the Company reported revenues of $24,455,000, an increase of 26% compared to $19,424,000 reported in the six months ended June 30, 2007. Gross profit margins for the first six months of 2008 increased to 36% from 23% in the first six months of 2007. Net income for the first half of 2008 was $4,750,000 or $0.25 per basic common share, versus a loss of $1,332,000, or $0.05 per basic common share in the first half of 2007.

Kevin J. Zugibe, Chairman and Chief Executive Officer of Hudson Technologies commented,

"Our results for the second quarter continued to build on the momentum generated during the first quarter of 2008. As we've stated in the past, our refrigerant sales activity is impacted seasonally, with sales typically higher in the first six months of the calendar year as our customers get ready for the warmer spring and summer weather. A significant contributing factor to our revenue growth in the first half of this year has been the sales price for HCFC refrigerants, which continues to trend higher as our industry prepares for the phase out and eventual ban on the production of HCFC refrigerants expected to begin in 2010. Additionally, our employees have done an excellent job supporting the growth and development of our sales initiatives."

"The scheduled phase out and eventual ban on production of HCFC refrigerants is creating a new market dynamic that is leading to increases in the price of refrigerants, and we believe will lead to greater opportunities to grow our reclamation business. Simply stated, a significant percentage of the large-scale chillers in operation today require, and will continue to require, HCFC refrigerants for operation. In the classic supply and demand model, as production of HCFC refrigerants is reduced, and eventually eliminated, the market will need an alternative supply option, likely in the form of reclaimed HCFC refrigerants. As one of the largest reclaimers, Hudson's experience and existing infrastructure positions the Company well to fill the supply gap of HCFC refrigerants, providing a solid growth opportunity in this area of the business."

CONFERENCE CALL INFORMATION

The Company will host a conference call to discuss the second quarter and six-month results on August 6, 2008, at 10:00 A.M. Eastern Time.

To participate in the conference call, dial 866-585-6398 approximately five minutes prior to the start time. International callers please dial 416-849-9626.

A replay of the teleconference will be available until August 13, 2008 and may be accessed domestically by dialing 866-245-6755 and international callers may dial 416-915-1035. Callers should use pass code 978953.

A webcast of the conference call will be available on the company's website, http://www.hudsontech.com or at http://www.investorcalendar.com

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative solutions to recurring problems within the refrigeration industry. Hudson's proprietary RefrigerantSide® Services increase operating efficiency and energy savings, and remove moisture, oils and other contaminants frequently found in the refrigeration circuits of large comfort cooling and process refrigeration systems. Performed at a customer's site as an integral part of an effective scheduled maintenance program or in response to emergencies, RefrigerantSide® Services offer significant savings to customers due to their ability to be completed rapidly and at higher purity levels, and can be utilized while the customer's system continues to operate. In addition, the Company sells refrigerants and provides traditional reclamation services to the commercial and industrial air conditioning and refrigeration markets. For further information on Hudson, please visit the Company's web site at http://www.hudsontech.com.

Safe Harbor Statement under the Private Securities Litigation Act of 1995

Statements contained herein, which are not historical facts constitute forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the markets for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements which become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing and other risks detailed in the Company's periodic reports filed with the

Securities and Exchange Commission.  The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) (203) 972-9200 jnesbett@institutionalms.com	Company Contact: Brian F. Coleman, President & COO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com

Hudson Technologies, Inc. and subsidiaries

Consolidated Statements of Operations

(unaudited)

(Amounts in thousands, except for share and per share amounts)

	Three Month Period Ended June 30,		Six Month Period Ended June 30,
	2008	2007	2008	2007

Revenues	$13,089	$11,307	$24,455	$19,424
Cost of sales	7,945	8,358	15,715	14,917
Gross Profit	5,144	2,949	8,740	4,507

Operating Expenses:
Selling and marketing	568	480	1,119	888
General and administrative	771	836	1,760	1,573
Compensation expense for stock purchases	--	4,338	--	4,338
Total operating expenses	1,339	5,654	2,879	6,799

Operating income (loss)	3,805	(2,705)	5,861	(2,292)

Other income (expense):
Interest expense	(315)	(167)	(569)	(306)
Interest income	1	3	2	12
Total other income (expense)	(314)	(164)	(567)	(294)

Income (loss) before income taxes	3,491	(2,869)	5,294	(2,586)

Income tax provision (benefit)	492	(1,254)	544	(1,254)

Net income (loss)	$2,999	($1,615)	$4,750	($1,332)
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Net income (loss) per common share - Basic	$0.16	($0.06)	$0.25	($0.05)
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Net income (loss) per common share - Diluted	$0.15	($0.06)	$0.23	($0.05)
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Weighted average number of shares outstanding - Basic	19,339,551	25,905,060	19,184,409	25,910,233
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Weighted average number of shares outstanding - Diluted	20,464,163	25,905,060	20,259,665	25,910,233
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